WATER SUPPLY AGREEMENT
THIS WATER SUPPLY AGREEMENT (“Agreement”) is made this 6th day of August, 2015 (“Effective Date”), by Tejon Ranchcorp, a California corporation (“Tejon”), and by Pastoria Energy Facility, L.L.C., a Delaware limited liability company (“PEF”). Tejon and PEF are each sometimes referred to herein as a “Party” and collectively sometimes referred to herein as the “Parties,” as the context herein may require.
RECITALS
A.    Tejon owns and leases certain real property in Kern County. Tejon holds various water rights and contracts for water supply, including water contracts with Wheeler Ridge-Maricopa Water District (“Wheeler Ridge”), and has water stored in the Kern Water Bank (“KWB”).

B.    PEF operates the Pastoria Energy Facility, a 750 megawatt, combined-cycle, natural gas-fired power plant, which is located in Southeastern Kern County on land leased from Tejon (“Pastoria”).

C.    Pastoria is located within Wheeler Ridge.

D.    PEF has a contract for Industrial Water Service with Wheeler Ridge that provides Wheeler Ridge will deliver water through Wheeler Ridge’s distribution system to Pastoria on behalf of PEF.

E.    Subject to certain contractual obligations, Tejon has the ability to acquire (i) water stored in the KWB and (ii) recharge, recovery and conveyance capacity in the KWB from Kern Water Bank Authority (“KWBA”) member units.

F.    Tejon desires to sell, and PEF desires to purchase, banked water from the KWB that is directly delivered or exchanged for SWP surface water for use solely at Pastoria, provided Tejon is able to acquire the water in the manner described in Recital E above (“Tejon Water”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Representations and Warranties by Tejon. Tejon represents and warrants to PEF, as of the date on which this Agreement is executed, that:

1.1    Tejon will have all valid legal right, title and authority to sell the Tejon Water once acquired;

1.2    Tejon has not granted and is not aware of the existence of any encumbrances with respect to the Tejon Water that would prevent Tejon’s sale of the Tejon Water to PEF;

1.3    Once acquired, the Tejon Water will not be encumbered by financing or other monetary liens; and

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1.4    Tejon Water delivered shall be banked water from the KWB that is directly delivered or exchanged for SWP surface water. Tejon shall provide PEF documentation verifying source of water upon PEF’s request.

2.Term. The term shall commence January 1, 2016 and shall terminate concurrent with the expiration of the Term as defined in that certain Ground Lease between Tejon Ranchcorp and Pastoria Energy Facility LLC dated July 19, 2001, as may be amended from time to time (the “Ground Lease”), where “Term” means the Initial Term defined in Section 2.1 of the Ground Lease and any Extended Term defined in Section 2.2 in the Ground Lease (collectively, the “Term”). As of the date of this Agreement, the Initial Term of the Ground Lease ends July 31, 2030, and the Ground Lease grants PEF an option to extend the Initial Term by three additional five-year periods.

3.Annual Volumes.

3.1    Commencing January 1, 2016, PEF may purchase from Tejon a minimum of 0 acre-feet (“AF”) per calendar year (“AF/A”) and maximum of 2,000 AF/A of Tejon Water, with daily and monthly volumes delivered to Pastoria as scheduled pursuant to this Agreement (“Annual Volume”). The election to purchase any specific quantity of Annual Volume shall be made by PEF in its Annual Volume Scheduling Notice submitted accordance with Section 5.1 below.

3.2    At any time on or after January 1, 2017, PEF may increase the maximum Annual Volume by up to an additional 1,500 AF/A, such that the total maximum Annual Volume shall thereafter be up to 3,500 AF per calendar year. The election(s) to increase the Annual Volume shall be made by PEF in its Annual Volume Scheduling Notice(s) submitted accordance with Section 5.1 below.

3.3    Commencing from the date that Tejon provides written notice to PEF of the approval by Kern County of the Environmental Impact Report and other land use entitlements for the Grapevine Specific and Community Plan development project on Tejon property, expected in 2017 (“Grapevine Entitlement Approval”), Tejon will make an additional 500 AF/A available to PEF on an as-needed annual basis (“Additional Supply”), which Additional Supply shall be a quantity of Tejon Water that is separate and distinct from the Annual Volume,. The election to purchase any quantity of Additional Supply shall be made by PEF in its Annual Volume Scheduling Notice submitted accordance with Section 5.1 below.

3.4    PEF shall schedule delivery of the Annual Volume and Additional Supply as provided in Section 5 below.

3.5    Tejon shall deliver the Annual Volume and Additional Supply as provided in Section 4 below.

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4.Delivery.

4.1     Rates of Delivery. Tejon shall deliver Tejon Water to the Points of Delivery, as defined in Section 4.2 below, at regulated rates equivalent to Pastoria’s instantaneous daily demand, not to exceed 14 AF/day and 433 AF/month, subject to scheduling as provided in Section 5 below.

4.2     Points of Delivery. The Points of Delivery for the Tejon Water are: (1) Pastoria; and (2) to groundwater storage in the KWB for later recovery and delivery to Pastoria (“Groundwater Storage”) (collectively, “Points of Delivery”), as directed by PEF and in accordance with approvals from Wheeler Ridge, KWBA, and other third parties.

4.3     Responsibility for Delivery.

4.3.1    Tejon will be responsible for all costs, permissions, permits and approvals to convey the water to the Points of Delivery. PEF shall support Tejon in obtaining any necessary approvals to convey the water to the Points of Delivery.

4.3.2    PEF will be responsible for all costs, permissions, permits, approval and treatment of the Tejon Water after Tejon has delivered it to Pastoria.

4.4    Methods of Delivery. Tejon may deliver Tejon Water to Pastoria by direct withdrawal from the KWB or by surface water exchange.

5.Scheduling. Water deliveries shall be scheduled as follows:

5.1    Annual Volumes. By December 15th of each year, PEF shall notify Tejon of the quantity of Annual Volume and Additional Supply, as applicable, to be delivered to Pastoria and to Groundwater Storage for the following calendar year and the anticipated monthly and daily delivery schedule (“Annual Volume Scheduling Notice”). The Annual Volume Scheduling Notice shall constitute an irrevocable commitment to purchase from Tejon the Annual Volume and Additional Supply (if any) in the quantities set forth therein.

5.2    Groundwater Storage Scheduling. By September 1 of each year, PEF may elect to store in Groundwater Storage any amount of the Annual Volume or Additional Supply purchased for that particular year that has not been delivered to Pastoria. By way of example, if PEF committed in its Annual Volume Scheduling Notice to purchase 2,800 AF of Tejon Water and, as of September 1, 2,000 AF had been delivered to Pastoria, PEF could schedule storage of up to 800 AF in Groundwater Storage.

5.3    Groundwater Recovery Scheduling. By February 15th of each year and thereafter on an as needed basis, PEF shall notify Tejon of the Groundwater Storage to be delivered for that year and the anticipated monthly and daily delivery schedule.

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5.4    Monthly and Daily Scheduling. PEF and Tejon shall, in consultation with Wheeler Ridge, KWBA and other relevant third parties, develop a process and deadlines for scheduling monthly and daily deliveries of Tejon Water to Pastoria and adjustments thereto.

6.Water Quality. The Tejon Water shall be untreated fresh water and will have the same quality as other water in the Wheeler Ridge water delivery system. Tejon has no control over water quality in the Wheeler Ridge water delivery system and makes no representations or warranties regarding the future quality of water in the Wheeler Ridge water delivery system or the water quality of water delivered to Pastoria.

7.PEF Water Payments.

7.1    Annual Option Payments. Commencing January 1, 2016, PEF shall pay an “Annual Option Payment” equal to the product of 30% of 2,000 AF (representing the maximum Annual Volume discussed in Section 3.1 above) multiplied by that year’s Unit Volume Charge (discussed in Section 7.2 below). On or after January 1, 2017, if PEF elects to increase the maximum Annual Volume in accordance with Section 3.2 above, the Annual Option Payment shall be increased for the remainder of the Term of the Agreement such that PEF shall pay an Annual Option Payment equal to the product of 30% of 3,500 AF (representing the maximum increased Annual Volume discussed in Section 3.2 above) multiplied by that year’s Unit Volume Charge (discussed in Section 7.2 below). By way of example:

Annual Option Payment for Year 2016 = (2,000 AF x 0.30) x $1,025/AF

Annual Option Payment for Year 2017 After Section 3.2 Election = (3,500 AF x 0.30) x ($1,025/AF x 1.03)

7.1.1    The Annual Option Payment will be credited toward Unit Volume Payments discussed in Section 7.2 below and Groundwater Storage and Recovery Payments discussed in Section 7.3 below. If the Annual Option Payment exceeds the amount of the Unit Volume Payments, Tejon shall retain any balance.

7.1.2    Annual Options Payments shall be paid by January 15 of each year.

7.2    Unit Volume Payments. PEF shall pay “Unit Volume Payments” of $1,025 per AF of Annual Volume and Additional Supply delivered to the Points of Delivery, with a 3% annual escalator to this fixed fee commencing January 1, 2017. The Annual Option Payment (discussed in Section 7.1 above) will be credited toward the Unit Volume Payments.

7.2.1    Annual Volume and Additional Supply delivered to Groundwater Storage shall be subject to the Groundwater Storage and Recovery Payments described in Section 7.3 and one time Unit Volume Payments. The delivery of Tejon Water from Groundwater Storage to Pastoria shall not be subject to any additional Unit Volume Payments.

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7.2.1    Tejon shall invoice PEF monthly for Unit Volume Payments for Annual Volume and Additional Supply delivered to the Points of Delivery. The balance owed for Unit Volume Payments in excess of Annual Option Payment shall be paid within 30 days of receipt of invoice from Tejon.

7.3    Groundwater Storage and Recovery Payments. PEF shall pay “Groundwater Storage and Recovery Payments” of $125 per AF of Tejon Water delivered to Groundwater Storage when elected by PEF. Payments under this Section 7.3 shall cover the storage and recovery of the Tejon Water in Groundwater Storage and its delivery to Pastoria from Groundwater Storage. The Annual Option Payment (discussed in Section 7.1 above) will be credited to Groundwater Storage and Recovery Payments.

7.3.1    Tejon shall invoice PEF monthly for Groundwater Storage and Recovery Payments for Tejon Water stored in the KWB. Payment of said invoices for Groundwater Storage and Recovery Payments shall include future recovery from KWB and delivery to PEF. The balance owed for Groundwater Storage and Recovery Payments in excess of Annual Option Payment shall be paid within 30 days of receipt of invoice from Tejon.

8.	Tejon’s Liability for Failure to Deliver Water.

8.1    Liquidated Damages. The Parties agree that in event of Tejon’s failure to fulfill its obligations to deliver water in accordance with this Agreement during any given month or portion thereof (“Delivery Default”), it would be impractical or extremely difficult to fix actual damages and that an amount representing PEF’s approximate costs to replace the Tejon Water shall constitute liquidated damages payable to PEF (“Liquidated Damages”) upon thirty (30) days’ written notice. Liquidated Damages shall be equal to the following with respect to each time period in which a Delivery Default occurs: 1.25 times the total of the Annual Volume, Additional Volume and Groundwater Storage Recovery scheduled by PEF for the applicable delivery period (calculated as daily AF/A), multiplied by the Unit Volume Payments established in Section 7.2, plus any water and conveyance fees, penalties or other fees incurred by PEF to acquire Replacement Water as a direct result of the Delivery Default (“Fees”). By way of example, Liquidated Damages for a one month Delivery Default in 2016 during a period when PEF scheduled delivery of 433 AF would be calculated as follows:

Liquidated Damages = [(1.25 x 433 AF) x $1,025/AF] + (Fees)

8.2    Replenishment of Replacement Water. In addition to Liquidated Damages, if, due to a Delivery Default, Pastoria draws down on its water in Groundwater Storage, or other water maintained in a groundwater bank, to meet its demands (“Replacement Water”), Tejon shall replenish to PEF’s Groundwater Storage account the volume of Replacement Water used within twenty-four (24) months of written notice. PEF shall provide notice to Tejon of its obligation to replenish within ninety (90) days of PEF’s first acquisition of Replacement Water to substitute for a Delivery Default. After the first notice of PEF use of Replacement Water, PEF shall provide Tejon notices of any additional amounts of Replacement Water used as needed and at regular intervals.

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8.3    In the event Tejon fails to replenish any Replacement Water in accordance with Section 8.2 (“Replenishment Default”), Liquidated Damages shall be equal to the following with respect to each time period in which a Replenishment Default occurs: 1.5 times the total of the Annual Volume, Additional Volume and Groundwater Storage Recovery scheduled by PEF for the applicable delivery period (calculated as daily AF/A), multiplied by the Unit Volume Payments established in Section 7.2, plus any Fees incurred by PEF to acquire Replacement Water. Thus, for example, Liquidated Damages for a one month Replenishment Default in 2016 during a period when PEF scheduled delivery of 433 AF would be calculated as follows:

Liquidated Damages = [(1.5 x 433 AF) x $1,025/AF] + (Fees)

8.4    The Parties agree that the payment of Liquidated Damages and delivery of Replenishment Water as specified in this Article 8 are Tejon’s sole and exclusive obligations and PEF’s exclusive remedies with regard to a Delivery Default or Replenishment Default, whether said claims are designated as arising in contract, warranty, tort (including negligence), strict liability, indemnity or otherwise.

9.    Agreements and Approvals from Third Parties.

Each Party shall be responsible for its own approvals as may be necessary to complete the contemplated transaction. Tejon shall be responsible for all approvals necessary, if any, to deliver Tejon Water to PEF and to store in and recover Tejon Water from the KWB, including but not limited to California Department of Water Resources, Kern County Water Agency, KWBA and Wheeler Ridge approvals.

10.PEF’s Conditions Precedent.

Conditions precedent to PEF’s obligations under this Agreement shall include, without limitation:

10.1    Receipt of applicable approvals in accordance with the risk management policies of PEF and/or its Affiliates, which approvals shall be in the sole discretion of such respective entity, its management and, if applicable, its board of directors;

10.2    Receipt of all necessary consents and approvals from PEF’s financing parties.

11.Retention and Provision of Source Verification Records.

Tejon shall keep records necessary to verify that the Tejon Water delivered to Pastoria was banked water from the KWB that was directly delivered or exchanged for SWP surface water. Tejon shall provide these records to PEF upon PEF’s request.

12.	Water Rights.

This Agreement concerns the periodic use of Tejon Water by PEF subject to the terms and conditions of this Agreement and only for the duration of the Term. Except for PEF’s periodic and temporary use of the Tejon Water as expressly authorized herein, nothing in this Agreement shall cause

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or be deemed to impair, limit or cause a severance of any water rights appurtenant to, associated with, or otherwise benefitting Tejon or property owned by Tejon.

13.Suspension of Performance.

13.1    In the event that (a) Pastoria is damaged and/or destroyed in whole or in part by earthquake, fire, theft, the elements, or any other casualty or cause (any such event a “Casualty”) and (b) PEF elects to rebuild Pastoria, then in that event (i) PEF’s obligations under Section 5 to schedule delivery of Tejon Water and Section 7 to pay for Tejon Water that has not already been delivered to a Point of Delivery and (ii) Tejon’s obligations under Section 4 to deliver Tejon Water shall be excused until such time as Pastoria is repaired and resumes operations; provided, however, that PEF may elect to have Tejon deliver to Groundwater Storage any Tejon Water previously scheduled for delivery to Pastoria or Groundwater Storage under Section 5, subject to applicable payments in accordance with Section 7.

13.2    In the event that (a) the infrastructure needed to convey the Tejon Water to Pastoria is damaged and/or destroyed in whole or in part by any Casualty, and (b) no commercially reasonable alternative conveyance method is available, Tejon’s obligations under Section 4 to deliver Tejon Water to Pastoria and PEF’s obligations under Section 7 to pay for the Tejon Water that cannot be so delivered shall be excused until such time as the infrastructure needed to convey the Tejon Water is repaired and resumes operations.

13.3    In the event that (a) the infrastructure needed to convey the Tejon Water to Groundwater Storage is damaged and/or destroyed in whole or in part by any Casualty, and (b) no commercially reasonable alternative conveyance method is available, Tejon’s obligations under Section 4 to deliver Tejon Water to Groundwater Storage and PEF’s obligations under Section 7 to pay for the Tejon Water that cannot be delivered to Groundwater Storage shall be excused until such time as the infrastructure needed to convey the Tejon Water is repaired and resumes operations.

13.4    In the event that either Party’s performance is suspended in accordance with Section 13.1 or Section 13.2, Tejon shall refund any PEF Water Payments made in accordance with Section 7 to purchase Tejon Water that will not be delivered during the time that performance is suspended.

13.5    For purposes of this Section 13 and Section 14 below, the term “commercially reasonable” shall apply to any alternative conveyance method that does not result in Tejon incurring extraordinary costs or undertaking substantial construction of additional infrastructure to convey water to the Points of Delivery.

14.Termination. Either Party shall have the right to terminate this Agreement upon ninety (90) days prior written notice in the event of the occurrence of any of the following:

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14.1    the Pastoria facility is damaged and/or destroyed in whole or in part by any Casualty and PEF elects not to rebuild the facility;

14.2    the Pastoria facility is permanently closed, whether due to economic or market conditions or otherwise;

14.3    a change in law or an action by any state or federal agency or instrumentality prohibits PEF from using fresh water at the Pastoria facility;

14.4    the infrastructure needed to convey the Tejon Water to both Points of Delivery is damaged and/or destroyed in whole or in part by any Casualty and such infrastructure is not rebuilt and operational within three (3) years from date of damage and no commercially reasonable alternative conveyance method is available to Tejon;

14.5    Tejon suffers a taking of the Tejon Water by condemnation, eminent domain or other action by any state or federal agency or instrumentality, which renders Tejon permanently unable to perform under this Agreement.

15.	Miscellaneous.

15.1    Organization and Authority. The individuals executing this Agreement have full authority to enter into this Agreement on the terms and conditions set forth herein. The execution and delivery of this Agreement and performance by the Parties of their respective obligations under this Agreement will not violate or breach any agreement, covenant or obligation binding on either Party. There are no claims by third parties, pending or threatened, that would impair either Party’s ability to perform its obligations under this Agreement.

15.2    Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the Parties, their respective heirs, successors (by merger, consolidation or otherwise), assigns, devisees, administrators and representatives.

15.3    Amendments. No change, amendment or modification of this Agreement shall be valid or binding upon the Parties unless such change, amendment or modification shall be in writing and duly executed by both Parties.

15.4    Captions. The captions contained in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained herein.

15.5    Severability. The invalidity of one or more phrases, sentences, clauses or sections contained in this Agreement shall not affect the validity of the remaining portions of this Agreement so long as the material purposes of this Agreement can be determined and effectuated.

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15.6    No Waiver. Any failure of either Party to enforce any of the provisions of this Agreement or to require compliance with any of its terms at any time during the pendency of this Agreement shall in no way affect the validity of this Agreement, or any part hereof, and shall not be deemed a waiver of the right of such Party thereafter to enforce any and each such provision. Any consent or approval given pursuant to this Agreement shall be limited to its express terms and shall not otherwise increase the obligations of the Party giving such consent or approval or otherwise reduce the obligations of the Party receiving such consent or approval.

15.7    Further Assurances. Each Party agrees to execute and deliver all further instruments and documents, and take any further action that may be reasonably necessary to effectuate the purposes and intent of this Agreement.

15.8    Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of California.

15.9    Survival. Notwithstanding any provision of this Agreement to the contrary, expiration or other termination of this Agreement shall not relieve the Parties of obligations that by their nature should survive such expiration or termination, including promises of indemnity and payment obligations.

15.10    No Joint Venture. Neither this Agreement nor anything contained herein shall be deemed to make Tejon in any way or for any purpose a partner, joint venturer or associate in any relationship with PEF other than that of Tejon, as seller of the Tejon Water, and PEF, as purchaser of the Tejon Water, nor shall this Agreement or any provision hereof be construed to authorize either to act as agent for the other except as expressly provided in this Agreement.

15.11    Attorneys’ Fees. In the event that Tejon or PEF fails to perform any of its obligations under this Agreement, or in the event a dispute arises concerning the meaning or interpretation of any provision of this Agreement, the defaulting Party or the Party not prevailing in such dispute, as the case may be, shall pay any and all reasonable costs and expenses incurred by the other Party in enforcing or establishing its rights hereunder or otherwise with respect to the Agreement. Such costs shall include, without limitation, court costs and reasonable counsel fees, whether or not legal action was commenced, and shall also include, without limitation, all such costs and expenses incurred in an action or participation in, or in connection with, a case or proceeding under Chapter 7 or 11 of the Bankruptcy Code or any successor statute thereto.

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15.12    Notices. All notices and demands which any Party hereto may be required or desires to serve upon any other Party under the terms of this Agreement shall be in writing and shall be served upon the other Party as follows:

If delivered to PEF:	Pastoria Energy Facility, L.L.C. c/o Calpine Corporation
Attn: Chief Legal Officer
717 Texas Avenue, Ste.1000
Houston, Texas 77002
Fax No.: (832) 325-1508

With a copy (which shall
not constitute notice) to:        Pastoria Energy Facility, L.L.C.
c/o Calpine Corporation
Attn: Director, Asset Management
4160 Dublin Blvd., Ste. 100
Dublin, CA 94568
Telephone No.: (925) 557-2224
Fax No.: (847) 484-7799

and to:        Pastoria Energy Facility, L.L.C.
Attn: Plant Manager
39789 Edmonston Pumping Plant Road
Lebec, CA 93243
Fax No. (661) 282-4426

If delivered to Tejon:             Tejon Ranchcorp
Attn: Dennis Atkinson
4436 Lebec Road (if by courier)
P.O. Box 1000 (if by mail)
Tejon Ranch, CA 93243
Telephone No.: (661) 248-3000
Fax No.: (661) 248-3100

With a copy (which shall
not constitute notice) to:         Tejon Ranchcorp
Attn: Greg Tobias and Alan Doud
4436 Lebec Road (if by courier)
P.O. Box 1000 (if by mail)
Tejon Ranch, CA 93243
Telephone No.: (661) 248-3000
Fax No.: (661) 248-3100

In the event a Party is no longer located at the address specified above and has not provided the other Party hereunder with a current address, notices and demand may be served upon the other Party in writing by: (a) delivering such notice or demand to a responsible person at the address of such Party set forth

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at the time notice is given in the real property tax records of Kern County, California as the address to which tax bills with respect to the portion of the land affected hereby owned by such person are to be sent and obtaining a receipt therefore, whereupon, service shall be deemed complete; or (b) mailing a copy thereof (by certified mail, postage prepaid and return receipt requested) to such tax records address of such person. Service by mail shall be deemed complete on the earlier of the day of actual delivery, as shown by the addressee’s registry or certification receipt, or on the expiration of three (3) days after the date of mailing if such mailing occurred in the State of California.

15.13    No Third Party Beneficiaries. Except as otherwise expressly set forth herein, the Parties do not intend, and this Agreement shall not be construed, to create a third-party beneficiary status or interest in, nor give any third-party beneficiary rights or remedies to, any other person or entity not a party to this Agreement.

15.14    Documents Included. This Agreement consists of this document and the Exhibits, Appendices and Schedules attached hereto in accordance with the provisions hereof, which are specifically incorporated herein and made a part hereof by this reference.

15.15    Counterparts. This Agreement may be executed in one or more counterparts and delivered by facsimile or electronic mail, each of which counterparts shall, for all purposes, be deemed an original and all such counterparts, taken together, shall constitute one and the same instrument.

15.16    Assignment. PEF shall at all times have the right to (i) assign this Agreement and all of its rights and obligations hereunder to any Affiliate(s) of PEF without requirement of any further notice to or consent by Tejon, provided that such Affiliate(s) affirmatively and in writing acknowledge and accept such assignment and all of PEF’s rights and obligations hereunder, a copy of which written acknowledgment shall be provided to Tejon; (ii) collaterally assign this Agreement and all of PEF’s rights and obligations hereunder, without requirement of any further notice to or consent by Tejon, to any lender and/or investor as security for any loan or other financing or funds provided by any such lender and/or investor with respect to Pastoria or other facilities or infrastructure related thereto, but with subsequent notice of any such collateral assignment to be provided to Tejon in a commercially reasonable time period ; and (iii) assign this Agreement and all of its rights and obligations hereunder to any third-party(ies) which is not an Affiliate of PEF, provided all Tejon Water is used in connection with Pastoria and subject to Tejon’s prior written notice and consent thereto, which consent may be withheld in Tejon’s sole discretion.

15.17    Confidentiality. Tejon and PEF each agree to maintain in confidence any information, whether written (including information that is stored on machine readable media) or oral, regarding this Agreement and the business operations and assets of either Party hereto, that previously has not been publicly released by a duly authorized representative of the Party hereto to whom such information pertains, including but not limited to proprietary information, plans and specifications, engineering reports, permits, licenses, and contracts affecting the Tejon Water, Pastoria, or PEF’s plans for development and use thereof, or any information relating to the environmental condition of the Tejon Water or Pastoria, or any market analyses or other studies pertaining to the Tejon Water or Pastoria, or PEF’s plans for development and use thereof, and the negotiation of and/or the terms and conditions of

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this Agreement (collectively, the “Confidential Information”), except that either Party shall have the right to disclose the Confidential Information, or such portions thereof, (i) as may be compelled by deposition, interrogatory, subpoena, civil investigative demand or similar legal process, and (ii) to consultants, advisors, potential and actual lenders and/or investors, and government officials and/or employees in connection with evaluation, planning, permitting, financing and other necessary project development activities.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

"PEF"
Pastoria Energy Facility, LLC,
a Delaware limited liability company

By:	/s/ Alexandre B. Makler

Name:	Alexandre B. Makler

Its:	Vice President and Authorized Signatory
"TEJON"
Tejon Ranchcorp,
a California corporation

By:	/s/ Allen E. Lyda

Name:	Allen E. Lyda

Its:	Executive Vice President/CFO

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